STATE OF ILLINOIS         )
COUNTY OF CHAMPAIGN       ) SS.
VILLAGE OF TOLONO         )

                              ORDINANCE NO. 94 - 8

                       AN ORDINANCE GRANTING TO CABLE TV
                    FUND 14-A, LTD. PERMISSION TO CONSTRUCT,
                    OPERATE AND MAINTAIN A COMMUNITY ANTENNA
                  TELEVISION SYSTEM UPON, ALONG, ACROSS, OVER,
                   AND UNDER THE STREETS AND PUBLIC RIGHTS OF
                     WAY OF THE VILLAGE OF TOLONO, ILLINOIS

                       ---------------------------------

         WHEREAS, the Village desires to make available to its residents a community antenna television system subject to certain terms and conditions the Mayor and Board of Trustees believe to be necessary and appropriate; and

         WHEREAS, Cable TV Fund 14-A,-Ltd., a Colorado limited partnership doing business as Jones Intercable, Inc., desires to continue to construct, install and maintain a community antenna television system within the jurisdictional limits of the Village of Tolono, Illinois; now, therefore

         BE IT ORDAINED by the Mayor and Board of Trustees of the Village of Tolono, Illinois that the following Ordinance is adopted and approved in Board assembled:

         1.      Definitions:

                 a. "Basic Service" means those audio and visual signals carried on the service tier of the CATV System which includes local off-air television signals and public, educational, or governmental channels. Basic Service shall not include any other tier of service or any premium or pay-per-view channels or services.

                 b. "Cable Act" means the Cable Communications Policy Act of 1984, P.L. 98-549, 47 U.S.C. 521 Supp., as it may be amended or superseded, including the Cable Television Consumer Protection and Competition Act of 1992, P.L. 102-385.

                 c. "Village" means the Village of Tolono, Illinois.

                 d. "Community Antenna Television System" ("CATV System") means a system of antennas, cables, wires, lines, towers, microwaves, waveguides, laser beams or any other conductors, converters, equipment or facilities designed, constructed, or operated for the purpose of producing, receiving, amplifying, modifying and distributing audio, video, and other forms of communication or electronic signals to and from residential and business subscribers and locations within the jurisdictional limits of the Village.

                 e. "Board" means the governing body of the Village.

                 f. "Franchise" means the authorization granted hereunder of a franchise, privilege, permit, license or otherwise to construct, operate and maintain a CATV System within the jurisdictional limits of the Village.

                 g. "Grantee" means Cable TV Fund 14-A, Ltd., a Colorado limited partnership, and its permitted successors and assigns.

                 h. "Gross Receipts" means any and all compensation received by Grantee from subscribers to the CATV System who are located within the jurisdictional limits of the Village. In computing said sum, however, franchise fees shall not be included and any sales, service, rent, occupational or other excise tax or fee shall not be included to the extent such taxes or fees are charged separately in addition to the regular monthly service charge and are remitted by Grantee to the taxing authority.

                 i. "Streets and dedicated easements" means the public streets, avenues, highways, boulevards, concourses, driveways, bridges, tunnels, parks, parkways, waterways; alleys, all other public rights-of-way and easements, and the public grounds, places or water within the Village.

                 j. "Subscriber" means a purchaser of any service delivered over the CATV System.

         2. Granting of Franchise. The Village hereby grants to Grantee a nonexclusive Franchise for the use of the streets and dedicated easements within the Village for the Construction, operation and maintenance of the CATV System, upon the terms and conditions set forth herein.

         3. Term. The Franchise shall be for a term of ten (10) years, commencing on the effective date of this Ordinance. Subsequent renewals shall be pursuant to the renewal provisions of the Cable Act as it shall provide.

         4.      Use of the Streets and Dedicated Easements.

                 a. Grantee shall have the right to use the streets and dedicated easements of the Village for the construction, operation and maintenance of the CATV System.

                 b. Grantee, at its own cost, shall have the right pursuant to the provisions of this Ordinance to construct, erect, suspend, install, renew, maintain and otherwise own and operate throughout the streets and dedicated easements of the Village, as now laid out or dedicated and all extensions thereof and additions thereto in the Village, the CATV System, either separately or in conjunction with any public utility operating within the Village. The Franchise shall further include the right, privilege, easement and authority to construct, erect, suspend, install, lay, renew, repair, maintain and operate such poles, wires, cables, underground conduits, manholes, ducts, trenches, fixtures, appliances and appurtenances for the purpose of distribution to inhabitants within the jurisdictional limits of the Village. Without limiting the generality of the foregoing, the Franchise shall and does hereby include the right to repair, replace and enlarge and extend the CATV System, provided that Grantee shall utilize the facilities of utilities whenever practicable. The Grantee shall notify the Village of any planned construction projects, other than routine cable installation, and furnish the Village with a summary of the planned construction, including maps and drawings.

                 c. Grantee may, at no cost to the Village, erect, install and maintain on any part of the CATV System such reasonable devices to apprise or warn persons using the streets and dedicated easements of the Village of the existence of such CATV System. Upon at least sixty (60) days' prior notice from the Village, Grantee agrees to relocate the CATV System at its own expense in the event that the Village or other public entities should improve or widen streets.

                 d. Grantee shall have the right to remove, trim, cut and keep clear of the CATV System, the trees in and along the streets and dedicated easements of the Village, provided that in the exercise of such right, the Grantee shall not cut, remove, trim or otherwise injure such trees to any greater extent than is necessary for the installation, maintenance and use of the CATV System; provided, however, that the Grantee will notify the Village of planned tree trimming prior to beginning such trimming. The Grantee must have the approval of the Village before it removes any tree.

                 e. Grantee in the exercise of any right granted to it by the Franchise shall, at no cost to the Village, promptly repair or replace any facility or service of the Village which Grantee damages, including but not limited to any street or dedicated easement or sewer, electric facility, water main, fire alarm, police communication or traffic control.

                 f. Within thirty (30) days after the effective date of this Ordinance, Grantee shall provide to the Village a performance bond to gurantee the Grantee's faithful performance of its obligations under this Agreement. This performance bond shall be in a principal sum of Twenty-Five Thousand Dollars ($25,000).

         5.      Maintenance of the System,

                 a. Grantee shall at all times employ ordinary care in the maintenance and operation of the CATV System so as not to endanger the life, health or property of any citizen of the Village or the property of the Village.

                 b. Grantee shall install and maintain the CATV System so as not to interfere with the equipment of any utility of the Village or any other entity lawfully and rightfully using the streets and dedicated easements of the Village.

                 c. The CATV System shall at all times be kept in good repair and in a safe and acceptable condition.

                 d. All conductors, cables, towers, poles and other components of the CATV System shall be located and constructed by Grantee so as to provide minimum interference with access by adjoining property owners to the streets and dedicated easements. No pole or other fixtures of Grantee placed in the streets and dedicated easements shall interfere with the usual travel on such public way.

                 e. The Village hereby expressly acknowledges and agrees that Grantee will have the right allowed by law to regularly audit the improper usage of "tapping on" the CATV System. The Village agrees to assist Grantee by protecting Grantee's rights so far as allowed by law to audit its feeder lines and connection lines to prevent improper usage of the CATV System.

         6.      Service.

                 a. Grantee shall provide to all residents within the current Village limits of Tolono cable television service. Newly annexed area of the Village shall be built out subject to a minimum density requirement of thirty
(30) homes per mile. The system as constructed will have the capacity to offer up to thirty-six (36) channels.

                 b. Grantee shall provide Basis Service and on free outlet to each of the following public facilities located within one hundred (100) feet of existing service lines of the Grantee and within the jurisdictional limits of the Village: Village Hall, Fire Department, Police Department, public libraries, ESDA offices and public schools. No monthly service fee shall be charged for any such outlet. Grantee shall provide Basic Service to new construction hereafter for similar public facilities; provided they are within one hundred (100) feet of the existing service lines of Grantee. The Village reserves the right to provide service to public facilities outside of the Village's jurisdictional limits at its own expense.

         7.      Franchise Fee.

                 a. Grantee shall pay to the Village, within forty-five (45) days after each calendar quarter ends, an amount equal to five (5%) percent of the Gross Receipts for such calendar quarter.

                 b. Each year during which the Franchise is in force, Grantee shall file with the Village no later than ninety (90) days after the end of each calendar quarter a financial statement showing total Gross Receipts derived from the CATV System during such quarter. The Village shall have the right, at its expense, to audit the books of the Grantee to ensure proper payment of the fees payable hereunder.

         8.      Insurance/Indemnity.

                 a. From and after the effective date of this Ordinance, Grantee shall maintain in full force and effect at all times for the full term of the Franchise, at the expense of the Grantee, a comprehensive general liability insurance policy, written by a company authorized to do business in the State of Illinois, protecting against liability for loss or bodily injury and property damage occasioned by the installation, removal, maintenance or operation of the CATV System by Grantee in the following minimum amounts:

                 One Million Dollars ($1,000,000) for property damage in any one occurrence.

                 One Million Dollars ($1,000,000) per person, One Million Dollars ($1,000,000) per occurrence, for bodily injuries.

                 Worker's compensation coverage in accordance with Illinois law.

         The Village shall be notified at lest thirty (30) days prior to the expiration or cancellation of such insurance policy or policies.

                 b. Grantee hereby agrees to indemnify and hold the Village harmless from claims or damages resulting from the actions of Grantee in constructing, operating or maintaining the CATV System.

         9.      Pledge, Assignment of Assets.

                 a. Grantee may mortgage or pledge the Franchise for financing purposes. Such mortgage or pledge should not operate to circumvent the provision of subsection b of this section.

                 b. Grantee may not assign or transfer control of the Franchise without first obtaining the expressed written consent of the Village Board, which consent shall not be unreasonably withheld.

         10.     Cancellation and Expiration.

                 a. Unless earlier terminated in accordance with this Ordinance, the Franchise shall expire ten (10) years after the effective date of this Ordinance.

                 b. The Village shall have the right to cancel and terminate the Franchise of Grantee fails to comply in any material respect with the material and substantial provisions of this Ordinance. Cancellation shall be by duly enacted ordinance repealing this Ordinance and terminating the Franchise, adopted after compliance with the following procedures:

                    1. The Village Board shall notify Grantee in writing of the alleged failure to comply and shall give Grantee thirty (30) days to correct such failure, or to present facts to refute the alleged failure or persistent failure to comply with this Ordinance.

                    2. At the end of said thirty (30) days, the Village Board shall hold a public hearing to decide if sufficient grounds exist to repeal this Ordinance and terminate the Franchise. Grantee may appear at said hearing and present such testimony and evidence as it deems appropriate with respect to the alleged failure to comply. After such hearing the Village Board may take such action as it deems appropriate to enforce the terms and conditions of this Ordinance, or it may repeal this Ordinance thereby terminating the Franchise, and the decision of the Board shall be binding in all respects upon Grantee.,

                 c. In the event Grantee becomes insolvent or files for bankruptcy, the Village Board, at its election, may terminate the agreement upon written notice to Grantee.

                 d. Upon expiration or termination of the Franchise, Grantee agrees to remove the CATV System from the streets and dedicated easements of the Village.

         11.     Enforcement of Terms and Conditions.

Either the Village or Grantee may institute proceedings in a court of competent jurisdiction to enforce the terms and conditions of this Ordinance, in which event the prevailing party shall be permitted to recover from the adverse party all reasonable attorneys' fees and costs necessitated by the bringing of such action.

         12.     Notices. Miscellaneous.

                 a. Every notice served upon the Village shall be delivered or sent by certified mail, return receipt requested, to:

                          Village Clerk
                          Village Hall P.O. Box 667
                          Village of Tolono, Illinois 61880

and every notice served upon Grantee shall be delivered or sent by certified mail, return receipt requested, to:

                                           Cable TV Fund 14-A, Ltd.
                                           10th & Lawrence
                                           P.O. Box 151
                                           Gibson City, Illinois 60936
                                           Attn: General Manager

                                           Cable TV Fund 14-A, Ltd.
                                           P.O. Box 3309
                                           9697 East Mineral Avenue
                                           Englewood, Colorado 80155-3309
                                           Attn: Legal Department

                 b. All provisions of this Ordinance shall apply to the respective parties, their successors and assigns.

                 c. The fights granted by this Ordinance are subject to all franchises and permits heretofore granted by the Village Board of the Village to other public utility or public service operations to use the streets and dedicated easasements of the Village. This Ordinance and the Franchise granted herein are not intended to abridge the exercise of the police power heretofore or hereafter granted to the Village by the general assembly. The grant of the Franchise is subject to all ordinances and resolutions of the Board as the same now exist and the lawful exercise of any power granted to the Village by the general assembly.

                 d. If any particular section of this Ordinance shall be held invalid, the remaining provisions and their application shall not be affected thereby.

         13. Effective Date. This Ordinance shall take effect on the date adopted by the Village Board.

         14.     Future Technology Review Of the System.

                 a. If requested by the Village, the Grantee shall make an annual presentation to the Village Board regarding the state of technology of the Cable TV System in the Village the Grantee shall further be required to submit a formal report on cable technology to the Village during the fifth (5) year of the Franchise term. This report shall describe developments in cable technology, and whether the Grantee plans to incorporate those technological developments into the System. In addition, the report shall describe how, to the Grantee's knowledge, other cable companies have incorporated or are planning to incorporate the technological developments into their Systems and their estimated timetable for doing so.

                 b. Based on this report, the village may determine that the system or Franchise requirements should be updated, changed, revised, or that additional services should be provided, but only if it would be economically feasible to do so. Economic feasibility shall be determined by the Village and Grantee in good faith following an evaluation of Grantee's financial condition, economic waste, if any, that would occur should the changes be made, the length of term remaining on the Franchise, and the rate of return on the Grantee's investment

(both prior investment and proposed future investment) in the community. Upon the mutual consent of the village and Grantee, this Agreement shall be amended to incorporate the determinations made as a result of this process.

         15. Boring Under Streetway, Grantee agrees that any installation and/or repair of its system that requires disturbance of Village streets shall be addressed by boring under the streets so as to not disturb the paving surface and not to disturb the base of the street. No streets shall be "dug up" or otherwise disturbed without the express permission of the Village Board President or Village Board of Trustees.

                 Passed by the Village Board of the Village of Tolono, Illinois, on the 20th day of September, 1994.

AYE: Leo Studer, Scott Hughes, Jim Snodqrass & Cecil McCormick
NAY: None
ABSENT: Roy Hanks & Jerry Harden

         Approved by the Mayor of the Village of Tolono, Champaign County, Illinois, this 20th day of September, 1994


                                        ______________________________________
                                        Village Clerk of the Village of Tolono,
                                        Champaign County, Illinois

                 Approved by the Mayor of the Village of Tolono, Champaign County, Illinois, this 20th day of September, 1994.


                                        /s/ CECIL A. MCCORMICK
                                        Mayor of the Village of Tolono
                                        Champaign County, Illinois

ATTEST:

/s/ JAMES R. BYERS
Village Clerk of the Village of Tolono
Champaign County, Illinois
(9587)